Exhibit 10.2

WARRANT ASSIGNMENT

THIS WARRANT ASSIGNMENT AGREEMENT, dated as of November 30, 2005 (the “Agreement”), is entered into by and among Stanford International Bank, Ltd., an Antigua corporation (“Stanford”), Daniel T. Bogar (“Bogar”), Ronald M. Stein (“Stein”), William R. Fusselmann (“Fusselmann”), Charles M. Weiser (“Weiser”) and Osvaldo Pi (“Pi” and together with Bogar, Stein, Fusselmann and Weiser, each an “Assignee” and collectively the “Assignees”).

W I T N E S S E T H:

WHEREAS, Datrek Miller International, Inc., a Florida corporation (“DMI”), and Stanford have entered into a certain Preferred Stock Purchase Agreement dated as of November 30, 2005 (the “Purchase Agreement”);

WHEREAS, pursuant to, and in accordance with, the Purchase Agreement, DMI agreed that on the First Closing Date pursuant to the Purchase Agreement it would issue to Stanford warrants to purchase an aggregate of 210,000 shares of DMI common stock at an exercise price of $0.001 per share (the “DMI Warrants”);

WHEREAS, for value received, Stanford has agreed to assign and transfer unto each Assignee on the First Closing Date under the Purchase Agreement a DMI Warrant exercisable for 105,000 shares, with an aggregate of up to 1,200,000 warrant shares issuable pursuant to the Purchase Agreement (collectively, the “DMI Assigned Warrants”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.	Stanford hereby covenants and agrees to cause DMI on the First Closing Date under the Purchase Agreement to assign and transfer unto each Assignee a DMI Warrant exercisable for 21,000 shares, and to cause DMI on each Closing Date thereafter to assign and transfer unto each Assignee a DMI Warrant exercisable for 10% of the warrant shares corresponding to the preferred stock sold on that Closing Date.

B.	The parties hereto hereby covenant and agree to take all such action as may be necessary or appropriate in order to carry out the actions set forth herein.

C.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to its principles of conflict of laws.

D.

This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matters hereof and thereof, and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to such subject matters.

E.	This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto, including any transferees of the Warrants.

F.	This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Stanford International Bank Ltd.		“Assignees”

/s/ James M. Davis		/s/ William R. Fusselmann
By:	James M. Davis	William R. Fusselmann
Title:	Chief Financial Officer	141 Crandon Blvd., #437 Key Biscayne, Florida 33149

/s/ Daniel T. Bogar Daniel T. Bogar 1016 Sanibel Drive Hollywood, Florida 33021

/s/ Ronald M. Stein Ronald M. Stein 6520 Allison Road Miami Beach, Florida 33141

/s/ Osvaldo Pi Osvaldo Pi 6405 SW 104th Street Pinecrest, Florida 33156

/s/ Charles M. Weiser Charles M. Weiser 3521 N. 55th Avenue Hollywood, Florida 33021